MINUTES OF
                               BOARD OF DIRECTORS
                                       OF
                                 HOME WEB, INC.
                                  JUNE 20,1997

A meeting of the Board of Directors of Home Web, Inc. was held on June 20, 1997 commencing at 5:30 p.m.

Present were Dennis Davis, and Florence Grig Roberts. A quorum was present. Cornelia Davis by phone conference.

Minutes were read from the previous meeting and Dennis Davis moved, Florence Grig Roberts seconded, were unanimously approved as read.

The following item was discussed and approved:

Authorize the increase of the Company's common stock from 10,000,000 shares to 50,000,000 shares.

Florence Grig Roberts approved and Dennis Davis seconded, unanimously approved.

The meeting was adjourned at 5:45 p.m.


                                                     /s/ Cornelia Davis
                                                     --------------------------
                                                     SECRETARY



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